Exhibit 99.2

Immediate           Karen Widmayer: Media Contact

(202) 729-1789

karen.widmayer@carramerica.com

Stephen Walsh: Analyst Contact

(202) 729-1764

stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

Washington D.C. – July 28, 2005 – CarrAmerica Realty Corporation (NYSE:CRE) today reported second quarter 2005 diluted earnings per share of $0.14 on net income of $11.9 million, compared to diluted earnings per share of $0.19 on net income of $14.0 million for the second quarter of 2004. For the first six months of 2005, diluted earnings per share were $1.69 compared to $0.39 for the same period a year ago. Net income for the three and six months ended June 30, 2005 includes gains from disposition of properties of $4.4 million and $92.5 million, respectively.

For the second quarter of 2005, diluted funds from operations available to common shareholders (Diluted FFO), including the impairment charges discussed below, were $42.3 million or $0.69 per share compared to $47.7 million or $0.80 per share for the second quarter of 2004. Diluted FFO for the six-month period ended June 30, 2005 was $83.4 million or $1.38 per share as compared to $96.0 million or $1.61 per share for the same period in 2004. The gains associated with the disposition of real estate had no impact on reported Diluted FFO or Diluted FFO per share.

Net income and Diluted FFO in the second quarter of 2005 were negatively impacted by $1.9 million or $.03 per diluted share, by the change in application of our revenue recognition policy more fully described below.

The three and six months ended June 30, 2005 include $0.2 million and $4.2 million, respectively, of impairment losses on three properties.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, commented, “The office market experienced continued expansion in the second quarter nationally with most of our markets benefiting from increased job growth.” Mr. Hawkins

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CarrAmerica Release of July 28, 2005

Page Two

continued, “We were pleased to see these economic trends, combined with strong leasing from our market teams, impact our portfolio with occupancy rising above last quarter as well as second quarter 2004.”

Occupancy for consolidated stabilized properties was 88.3% at June 30, 2005, 88.1% at March 31, 2005 and 87.1% at June 30, 2004. Same store property operating income for the second quarter of 2005 decreased 6.7% on a GAAP basis over the same period in 2004 due primarily to the impact of lease termination fees and rental rates in new leases being substantially lower than rental rates in expiring leases in many of CarrAmerica’s markets. Adjusting for termination fees, same store property operating income for the second quarter of 2005 decreased by 3.1% as compared to the previous year. The average occupancy rate for same store properties was 88.8% in the second quarter, up from 87.9% during the first quarter. The Company has executed leases for approximately 1.4 million square feet of office space for which revenue recognition has not yet begun and which are not included in our occupancy statistics as of June 30, 2005.

For the second quarter, rental rates decreased 18.9% on average on the leases executed during the quarter. The Company leased 1.1 million square feet of office space in the second quarter of 2005 versus 0.8 million square feet for the same period in 2004. In addition, subsequent to the end of the quarter, the Company executed two additional leases totaling 252,000 square feet.

Acquisitions

In the second quarter, a joint venture in which CarrAmerica is a 20% partner acquired Colonnade I, II & III, a 984,000 square foot Class A property located in Dallas, Texas for $153.5 million. CarrAmerica will also lease and manage the property. CarrAmerica expects to receive a year one unleveraged GAAP return on its investment of 8.1% and a stabilized unleveraged GAAP return on its investment of approximately 9.25%.

Also in the second quarter, CarrAmerica acquired North Creek Corporate Center in Bothell, Washington for approximately $16.8 million. The three-building, 95,267 square foot, office/R&D property is expected to provide a year one GAAP return of 7.4%.

CarrAmerica is also under contract to purchase two additional properties with contingencies waived which are expected to close in the third quarter. The first is a 168,000 square foot Class A office building in Rosslyn, Virginia which is being purchased for $61.7 million. The building is currently 94% leased with an expected year-one GAAP return of approximately 7%. The second is a 3-building, 156,000 square foot Class A R&D project in Redmond, Washington which is being purchased for approximately $35.6 million. The project is 100% leased with an expected year-one GAAP return of approximately 8.13%. The consummation of these acquisitions remains subject to customary closing conditions.

Dispositions

In the second quarter, CarrAmerica closed on the sale of Westlake Spectrum, a two-building, 107,000 square foot office property in Los Angeles for $21.3 million. The Company recorded a gain of approximately $3.8 million in connection with this sale.

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CarrAmerica Release of July 28, 2005

Page Three

Also during the second quarter, a joint venture in which we are a 35% partner sold Royal Ridge V, a 123,750 square foot office building in Dallas, Texas. The building was sold pursuant to an option to purchase exercised by the tenant. The Company recognized a gain of $0.8 million on the sale.

CarrAmerica is currently in the process of marketing additional properties for sale. Of those properties, three had book values in excess of the undisclosed cash flows we expect to receive from the operation and sale of the properties. The Company recognized an impairment loss of $4.2 million related to these three properties in the first half of 2005. One building in Phoenix, Arizona is under contract for sale with contingencies waived. There can be no assurance that any of these additional sales will be consummated.

Application of Revenue Recognition Policy

In a letter dated February 7, 2005 sent by the Chief Accountant of the Securities and Exchange Commission (“Commission”) to the American Institute of Certified Public Accountants, the Chief Accountant addressed a number of issues related to lease accounting by tenants. In that letter, the Chief Accountant indicated that leasehold improvements made by a tenant that are funded by landlord incentives or allowances under an operating lease should in certain circumstances be recorded as leasehold improvement assets by the tenant. This letter caused REITs and their accounting firms to reevaluate their treatment of tenant improvements and lease incentives. Based upon the implications of the Chief Accountant’s letter, we have concluded that if a tenant improvement is deemed to be owned by the tenant for accounting purposes that we must record the amounts funded to construct the tenant improvements as a lease incentive instead of as an asset, and as a result, the amount funded would be amortized as a reduction of rental revenue rather than as an increase to depreciation expense. This change in presentation will have no effect on our net income or Diluted FFO.

This consideration of the issues raised in the Chief Accountant’s letter also resulted in examination of when revenue recognition under an operating lease should begin. Historically, we began to recognize revenue under a lease when possession or control of the space leased was turned over to our tenant. In instances where our tenant contracted directly with third parties for their tenant improvement work, we determined that the tenant took possession of the space and we would begin recognizing revenue when we turned over the space to the tenant to begin construction. However, after discussions with our registered independent public accounting firm, we have concluded that if we are the owner of the tenant improvements revenue recognition cannot commence until the leasehold improvements are substantially completed. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we will commence revenue recognition when possession or control of the space is turned over to the tenant for construction to begin.

As a result of this change in the timing of revenue recognition under leases where we own the improvements and where our tenant took possession or control of the space before the improvements were complete, we reduced base rental revenue previously recorded in the first quarter of 2005 by approximately $1.0 million. This change did not have a material impact on or require a material adjustment to our audited financial statements for fiscal years ended on or before December 31, 2004.

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CarrAmerica Release of July 28, 2005

Page Four

CarrAmerica Earnings Estimates

On Friday, July 29, CarrAmerica management will discuss earnings guidance for 2005 which includes the impairment charges previously disclosed. Diluted earnings per share of $1.66 – $1.76 and Diluted FFO per share of $2.61 – $2.71 for 2005 will be discussed. Third quarter 2005 diluted earnings (loss) per share and Diluted FFO per share of $(0.05) to $0.00 and $0.60 to $0.65 respectively, will also be discussed. Estimates for 2005 reflect the change in the application of our revenue recognition policy described earlier which is expected to reduce our full year diluted earnings per share and diluted FFO per share by $.08, compared to our prior estimates. Since we consider a space occupied when revenue recognition commences, this change also reduced our forecasted 2005 average occupancy by 150 basis points. In addition, full year diluted earnings per share and diluted FFO per share have been reduced by approximately $0.02 per share related to an expected debt prepayment penalty in the fourth quarter in connection with a building sale. The projections for 2005 are based in part on the following assumptions:

2005
Average Office Portfolio Occupancy	87.0% – 89.0%
Real Estate Service Revenue	$20.0 – $22.0 million
General and Administrative Expense	$40.0 – $42.0 million
Termination Fees	$ 2.0 – $ 2.5 million
Debt prepayment penalties	$ 1.0 – $ 2.0 million

Estimates for full year 2005 include gains on the sale of property and the impairment charges previously disclosed (see Dispositions section earlier in this document) but exclude any other potential gains, losses or asset impairments associated with property dispositions currently in process, contemplated or otherwise. Any gains or losses on the sales of real estate will have an impact on net income, which may be material, but will not have an impact on FFO, since those amounts are not added back in the calculation of FFO. Any impairments of real estate will negatively impact both net income and FFO, which may be material. The 2005 estimates also include the impact of lost property income of approximately $5.0 to $5.5 million associated with the vacancy of the International Monetary Fund from our International Square property in Washington, D.C. The Company expects to incur approximately 2-4 months of downtime associated with the commencement of a 394,000 square foot lease in approximately 80.0% of the vacated space. Our 2005 estimate also assumes that straight-line rents on in-place leases that expire in 2005 exceed market rental rates by 8% – 12%. For leases that expire in the second half of 2005, straight-line rents on in-place leases will be less than market rental rates by 3% – 5%. On a weighted average basis, dispositions will exceed acquisitions by approximately $100 million for the year.

CarrAmerica Announces Second Quarter Dividend

The Board of Directors of CarrAmerica today declared a second quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business August 19, 2005. CarrAmerica’s common stock will begin trading ex-dividend on August 17, 2005 and the dividend will be paid on August 31, 2005. The Company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share.

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CarrAmerica Release of July 28, 2005

Page Five

The Series E preferred stock dividends are payable to shareholders of record as of the close of business on August 19, 2005. The preferred stock will begin trading ex-dividend on August 17, 2005 and the dividends will be paid on August 31, 2005.

CarrAmerica Second Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2005 second quarter results on Friday, July 29, 2005 at 11:00 A.M, ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-800-946-0786 for U.S. participants and 1-719-457-2662 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 2:00 PM on July 29, 2005 until midnight August 12, 2005, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 6422044.

A copy of supplemental material on the Company’s second quarter operations is available on the Company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The Company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 290 operating office properties, totaling close to 27 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com

Estimates of Diluted FFO and earnings per share and certain other statements in this release, including management’s expectations about, among other things, operating performance and financial conditions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation of lease rents, and the availability of financing for both tenants and us; adverse changes in real estate markets, including, among other things, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for office space in our core markets and barriers to entry into

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CarrAmerica Release of July 28, 2005

Page Six

markets which we may seek to enter in the future, the extent of the decreases in rental rates, our ability to identify and consummate attractive acquisitions on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and changes in operating costs, including real estate taxes, utilities, insurance and security costs; actions, strategies and performance of affiliates that we may not control or companies in which we have made investments; ability to obtain insurance at a Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business, financial and real estate conditions that will, among other things, affect demand for office space, the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation of new office development, availability and creditworthiness of tenants, the level reasonable cost; ability to maintain our status as a REIT for federal and state income tax purposes; ability to raise capital; the effect of any changes in accounting policies or financial statement presentation; the effect of any terrorist activity or other heightened geopolitical crisis; governmental actions and initiatives; and environmental/safety requirements. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company – Risk Factors” in the Company’s Annual Report or Form 10-K.

-END OF PART ONE –

CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Rental property:
Land	$737,361	$779,482
Buildings	1,963,096	2,064,678
Tenant improvements	437,429	448,515
Furniture, fixtures and equipment	46,350	45,879

	3,184,236	3,338,554
Less: Accumulated depreciation	(757,840)	(750,530)

Net rental property	2,426,396	2,588,024

Land held for future development or sale	41,718	41,676
Assets held for sale	11,826	—
Cash and cash equivalents	7,332	4,735
Restricted deposits	2,237	1,364
Accounts and notes receivable, net	54,210	52,438
Investments in unconsolidated entities	164,302	138,127
Accrued straight-line rents	82,471	84,396
Tenant leasing costs, net	50,080	53,908
Intangible assets, net	91,690	98,354
Prepaid expenses and other assets	25,179	18,170

	$2,957,441	$3,081,192

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,783,725	$1,941,130
Accounts payable and accrued expenses	90,847	107,409
Rent received in advance and security deposits	34,907	40,304

	1,909,479	2,088,843

Minority interest	59,617	65,378

Stockholders’ equity:
Preferred stock	201,250	201,250
Common stock	557	548
Additional paid-in capital	1,042,804	1,025,388
Cumulative dividends in excess of net income	(256,493)	(300,500)
Accumulated other comprehensive income	227	285

	988,345	926,971

Commitments and contingencies
	$2,957,441	$3,081,192

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$96,640	$95,429	$199,777	$191,171
Recoveries from tenants	13,727	13,219	28,466	26,658
Parking and other tenant charges	4,171	6,374	7,751	10,479

Total rental revenue	114,538	115,022	235,994	228,308
Real estate service revenue	5,222	5,301	10,795	10,767

Total operating revenues	119,760	120,323	246,789	239,075

Operating expenses:
Property expenses:
Operating expenses	29,764	29,494	60,743	58,176
Real estate taxes	10,059	9,886	21,254	20,601
General and administrative	10,179	10,758	20,928	21,030
Depreciation and amortization	34,644	30,344	69,338	60,930

Total operating expenses	84,646	80,482	172,263	160,737

Real estate operating income	35,114	39,841	74,526	78,338

Other (expense) income:
Interest expense	(28,147)	(27,835)	(57,646)	(54,176)
Equity in earnings of unconsolidated entities	972	1,749	2,042	3,747
Interest and other income	1,562	530	3,012	1,224

Net other expense	(25,613)	(25,556)	(52,592)	(49,205)

Income from continuing operations before income taxes, minority interest, impairment losses on real estates and gain (loss) on sale of properties	9,501	14,285	21,934	29,133
Income taxes	(130)	(32)	(302)	(154)
Minority interest	(1,977)	(2,139)	(3,768)	(4,165)
Impairment losses on real estate	—	—	(4,000)	—
Gain (loss) on sale of properties	663	(48)	88,757	(58)

Income from continuing operations	8,057	12,066	102,621	24,756
Discontinued operations - Net operations of sold properties	3,811	1,941	4,289	4,481

Net income	11,868	14,007	106,910	29,237

Less: Dividends on preferred and restricted stock	(4,044)	(3,938)	(8,089)	(7,877)

Net income available to common shareholders	$7,824	$10,069	$98,821	$21,360

Basic net income per share:
Continuing operations	$0.07	$0.15	$1.73	$0.31
Discontinued operations	0.07	0.04	0.07	0.09

Net income	$0.14	$0.19	$1.80	$0.40

Diluted net income per share:
Continuing operations	$0.07	$0.15	$1.62	$0.31
Discontinued operations	0.07	0.04	0.07	0.08

Net income	$0.14	$0.19	$1.69	$0.39

NOTE: (1) Rental income includes $(331) and $801 of accrued straight line rents for the three months ended June 30, 2005 and 2004, respectively, and $2,156 and $3,037 for the six months ended June 30, 2005 and 2004, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

	Six Months Ended June 30,
(In thousands)	2005	2004
	(Unaudited)
Cash flow from operating activities:
Net income	$106,910	$29,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,670	66,511
Minority interest	3,768	4,165
Equity in earnings of unconsolidated entities	(2,042)	(3,747)
(Gain) loss sale of properties	(88,757)	58
Gain on sale of properties - discontinued operations	(3,773)	(66)
Gain on sale of residential property	—	(326)
Impairment losses on real estate	4,210	—
Lease intangibles amortization	4,022	(601)
Amortization of deferred financing costs	2,222	2,613
(Recovery of) provision for uncollectible accounts	(148)	148
Stock based compensation	2,754	1,762
Other	906	548
Change in assets and liabilities:
Decrease in accounts receivable	2,054	9,119
Increase in accrued straight-line rents	(2,684)	(3,037)
Additions to tenant leasing costs	(7,282)	(6,966)
Increase in intangible assets, prepaid expenses and other assets	(8,111)	(11,239)
Decrease in accounts payable and accrued expenses	(18,883)	(12,294)
Decrease in rent received in advance and security deposits	(5,511)	(369)

Total adjustments	(47,585)	46,279

Net cash provided by operating activities	59,325	75,516

Cash flows from investing activities:
Rental property additions	(3,649)	(3,974)
Additions to tenant improvements	(17,052)	(23,707)
Additions to land held for development or sale and construction in progress	(282)	(2,458)
Rental property acquisitions and deposits	(16,455)	(139,993)
Issuance of notes receivable	(8,395)	(5,421)
Payments on notes receivable	5,693	2,409
Distributions from unconsolidated entities	4,058	—
Investments in unconsolidated entities	(14,321)	(358)
Acquisition of minority interest	(4,403)	(4,201)
Increase in restricted deposits	(873)	(373)
Proceeds from sale of residential property	930	2,727
Proceeds from sales of properties	212,581	10,512

Net cash provided by (used in) investing activities	157,832	(164,837)

Cash flows from financing activities:
Exercises of stock options	14,907	31,857
Repayment of unsecured notes	(100,000)	—
Termination of interest rate swap agreement	(1,996)	—
Proceeds from the issuance of unsecured notes, net	—	222,718
Net repayments on unsecured credit facility	(56,000)	(68,500)
Net repayments of mortgages and notes payable	(2,927)	(25,874)
Dividends and distributions to minority interests	(68,544)	(66,920)

Net cash (used in) provided by financing activities	(214,560)	93,281

Increase in cash and cash equivalents	2,597	3,960
Cash and cash equivalents, beginning of the period	4,735	4,299

Cash and cash equivalents, end of the period	$7,332	$8,259

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $361 for the three months ended June 30, 2004)	$59,822	$51,889

Income tax payments	$417	$358

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however, that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

(Unaudited and in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income	$11,868	$14,007	$106,910	$29,237
Adjustments: Minority interest	1,977	2,139	3,768	4,165
FFO allocable to the minority Unitholders	(3,796)	(3,502)	(7,153)	(7,060)
Depreciation and amortization - Consolidated properties	32,766	28,777	65,651	57,673
Depreciation and amortization - Unconsolidated properties	4,338	4,018	7,914	7,500
Depreciation and amortization - Discontinued operations	65	2,721	332	5,581
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(263)	(267)	(548)	(540)
(Gain) loss on sale of properties	(4,436)	48	(92,530)	(8)

FFO as defined by NAREIT	42,519	47,941	84,344	96,548
Less: Preferred dividends and dividends on unvested restricted stock	(4,044)	(3,782)	(8,089)	(7,563)

FFO attributable to common shareholders	38,475	44,159	76,255	88,985
FFO allocable to the minority Unitholders	3,796	3,502	7,153	7,060

Diluted FFO available to common shareholders(1)	$42,271	$47,661	$83,408	$96,045

Less: Lease commissions	(3,012)	(4,690)	(7,283)	(6,966)
Lease incentives	(559)	(1,002)	(595)	(2,264)
Tenant improvements	(9,656)	(13,667)	(15,371)	(23,707)
Building capital additions	(2,102)	(2,348)	(3,950)	(3,756)
Lease intangible amortization	2,011	(331)	4,022	(601)
Impairment losses	210	—	4,210	—
Straight line rent	331	(801)	(2,156)	(3,037)

Funds available for distribution to common shareholders(2)	$29,494	$24,822	$62,285	$55,714

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Diluted net income per common share	$0.14	$0.19	$1.69	$0.39

Add: Depreciation and amortization	0.61	0.59	1.22	1.19
Gain on sale of properties	(0.07)	—	(1.53)	—
Minority interest adjustment	0.03	0.04	—	0.07
Adjustment for share difference	(0.02)	(0.02)	—	(0.04)

Diluted funds from operations available to common shareholders	$0.69	$0.80	$1.38	$1.61

Weighted average common shares outstanding:
Diluted net income	55,466	54,339	60,444	54,272
Diluted funds from operations	60,665	59,732	60,444	59,697

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended September 30, 2005	Projected Twelve Months Ended December 31, 2005
Projected diluted net income per common share	$(0.05) - 0.00	1.66 -1.76

Add: Projected depreciation and amortization	0.62	2.46
Projected minority interest	0.02	(0.01)
Projected amortization of tenant improvement allowances	0.01	0.02
Less: Gain on sale of properties	—	(1.52)
Projected adjustment for share difference	—	—

Projected diluted funds from operations per common share	$0.60 - 0.65	2.61 - 2.71

Projected weighted average common shares outstanding:
Projected diluted net income	55,500	60,900
Projected diluted funds from operations	61,100	60,900

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